Exhibit 99.1

Chart Industries Reports 2022 Second Quarter Results

Atlanta, Georgia – July 29, 2022 - Chart Industries, Inc. (NYSE: GTLS) today reported results for the second quarter ended June 30, 2022. Further details can be found in the supplemental presentation accompanying this release and published in the investor relations section of our website.

•Second quarter 2022 was all-time record orders ($887.8 million), record backlog ($1,953.3 million), record sales ($404.8 million), record reported gross margin ($94.8 million) and record reported operating income ($29.6 million)
•Second quarter 2022 sales of $404.8 million were our highest quarter of sales in our history and increased 25.7% (19.0% organic) when compared to the second quarter of 2021 and 14.3% (12.4% organic) compared to the first quarter 2022
•Second quarter reported 7.3% operating income as a percent of sales (adjusted 9.9%) was our highest in the past year
•Net cash provided by operating activities was $35 million (adjusted of $54 million), resulting in free cash flow (“FCF”) of $18 million (adjusted FCF of $37 million), providing further confidence to our full year 2022 adjusted FCF outlook of $175 million to $225 million
•Acquired Fronti Fabrications (“Fronti”), a vacuum insulated cold box manufacturer, and CSC Cryogenic Service Center AB (“CSC”), a Nordic region service and repair business
•Received our American Society of Mechanical Engineers (ASME) XII certificate at our Theodore, Alabama facility, making us one of only 30 companies globally (34 sites) with this certification
•Second quarter 2022 reported non-diluted earnings per share (“EPS”) of $0.36; adjusted non-diluted EPS of $0.88 (excluding Mark-to-Market (“MTM”) from investment activity ($0.22 net of tax) and other specific one-time costs ($0.30 net of tax))
•2022 full-year sales guidance range of $1.725 billion to $1.80 billion is within the prior guidance range of $1.725 billion to $1.85 billion; associated 2022 full-year adjusted non-diluted EPS guidance is in the range of $5.20 to $5.60 (prior guidance of $5.35 to $6.50) on 35.86 million shares outstanding (prior 35.83 million) and a tax rate of 20% (prior tax rate of 19%)

New records were set in the second quarter 2022 across the business.

In the second quarter 2022, we achieved the highest order quarter in our history ($887.8 million), the highest sales quarter in our history ($404.8 million) and our seventh consecutive record backlog quarter ($1,953.3 billion).

In addition to record orders, backlog and sales, our second quarter 2022 was our all-time record gross margin dollars of $94.8 million (adjusted gross margin of $102.4 million) as well as record operating income of $29.6 million (adjusted operating income of $40.0 million). Reported operating income as a percent of sales of 7.3% was the highest in the past year and when adjusted for one-time costs from deal, integration, startup/capacity and restructuring, was 9.9%, also the highest in the past year. Reported gross margin as a percent of sales for the second quarter 2022 was 23.4%, and when adjusted for one-time costs related to integration and startup/capacity specific projects, was 25.3% adjusted as a percent of sales, reflecting both our continued progress on pricing versus input costs as well as the high shipment quarter of price/cost lagged backlog in our Cryo Tank Solutions (“CTS”) segment, which had the most long-term agreement price indexing timed into the second quarter 2022. As mentioned in prior quarters, realizing the continued benefits of these price and cost control actions sets up the second half of 2022 to continue to incrementally increase operating margin and gross margin, as well as both metrics as a percent of sales; with the additional backlog shipped in the second quarter from CTS, we expect CTS margin to sequential improve. Reported gross margin as a percent of sales in the second quarter 2022 was sequentially up more than 170 basis points in three out of our four segments when compared to the first quarter 2022. Additionally, both reported and adjusted operating income as percent of sales sequentially increased in three of the four segments, each increasing more than 270 basis points.

Our reported earnings per share of $0.36 included negative $0.22 from our mark-to-market adjustment as well as one-time specific costs primarily related to deals, year-one integration, startup & capacity of $0.30. In the second quarter, we completed the Tulsa, OK to Beasley, Texas air-cooled heat exchanger relocation/restructuring, substantially completed the SriCity, India capacity expansion and completed the Richburg, SC greenfield expansion costs (therefore, none of these costs will be addbacks going forward). Note that we did not addback the negative impact to sales or EPS from the foreign exchange (“FX”) rate changes and we anticipate that these will continue to be variable throughout the second half of 2022. We estimate the second quarter 2022 impact from the foreign exchange rate changes to be approximately negative $12 million to sales and approximately negative $0.05 to EPS. Adjusted EPS of $0.88 is our second highest in our history and reflects our continuing execution of price increases, cost controls while including an offset from the high shipment quarter of price/cost lagged backlog in our CTS segment.

The following table shows our records in the second quarter 2022 for orders, sales and backlog.

Segment/Division	Orders	Net Sales	Backlog
Cryo Tank Solutions
Storage Equipment		●
Engineered Tanks & Systems		●
Mobile Equipment
Heat Transfer Systems	●		●
Brazed Alum Heat Exchangers			●
Systems	●	●	●
Air Exchangers	●		●
Fans			●
VRV	●		●
Repair, Service & Leasing		●
Parts, Repairs, & Services		●
Cryo Lease
Lifecycle Group
Air Coolers Aftermarket
Fans Aftermarket	●	●
L.A. Turbine Aftermarket			●
Specialty Products	●		●
Hydrogen & Helium	●	●	●
HLNG
Food & Beverage		●
Space	●		●
Water Treatment	●	●	●
Carbon Capture			●
Others			●
Chart Industries	●	●	●
*Bullet point denotes record performance
Broad-based demand, including energy, LNG, space exploration, infrastructure and other specialty are drivers of record orders ($887.8 million) and backlog ($1,953.3 million).

Our first quarter 2022 was our highest order quarter in our history, with $636.8 million of new orders booked, including $228.4 million related to Big LNG export terminals. Our second quarter 2022 topped that record, with orders of $887.8 million, including approximately $300 million related to Big LNG (specifically our full notice to proceed on Cheniere’s Corpus Christi Stage Three LNG export terminal (“Cheniere CCL 3”)). Total Chart content on Cheniere’s CCL 3 project is over $350 million; the entire amount is in backlog as of June 30, 2022. The second quarter 2022 also marked our fifth out of the last six quarters setting new historical record orders and is our third consecutive record order quarter. This resulted in our seventh consecutive quarter of record backlog ($1,953.3 million); backlog is 80% higher than one year ago and sequentially 32% higher than the first quarter 2022. We continued our trend of more consistent and frequent orders that each were over $1 million, with 61 of them booked in the second quarter 2022, making this our fourth consecutive quarter with over 60 individual orders each greater than $1 million.

We continue to witness what we shared during our first quarter 2022 earnings call regarding the increase in actual orders as well as inquiries from both public and private sector entities surrounding the need for infrastructure to access molecules to support energy security, access, independence and resiliency, all with the backdrop of the requirement for alternative sources of supply and continued focus on sustainability. The increase in immediacy for energy security has not come at the expense of the clean energy transition – rather there is a heightened focus on all energy. As the International Energy Agency (“IEA”) shared – the world has both the resources and technologies to tackle the energy security crisis and the climate crisis, addressing the need for immediate practical actions to navigate the current energy market turmoil, while underscoring the urgency of massively scaling up investment in clean energy. To that point, the IEA also recently stated that clean energy investments will be above $1.4 trillion this year, constituting about three-quarters of overall energy spending. And this week’s news on The Inflation Reduction Act of 2022, which addresses the United States’ adoption of solutions through strategic investments in technologies needed for all fuel types – from hydrogen, nuclear, renewables, fossil fuels and energy storage – to be produced and used in the cleanest way possible - certainly will further support the continued traction we have already seen in the commercial adoption of our Nexus of Clean offerings.

It was not only LNG related activity in the second quarter 2022 driving these new historical records. In the second quarter 2022, we booked orders with 85 new customers and 23 first-of-a-kind (“FOAK”) orders, bringing year-to-date FOAKs to 51 and orders with new customers to 169, both of which are on track to meet or exceed 2021’s FOAKs and new customers, demonstrating that there is considerable potential growth in our addressable market globally.

We continue to expect additional progress from other LNG export terminal operators to FID with the potential for additional Big LNG as well as ssLNG orders with Chart releases in the next six to twelve months.

Specialty Products orders continued to demonstrate consistency and strength, with the second quarter 2022 being our highest Specialty Products order quarter in our history as well as our sixth consecutive quarter of Specialty Products orders above $100 million. The $265.7 million of Specialty Products orders in the second quarter 2022 were driven by record orders for hydrogen, space exploration (including a $16 million commitment from a large space customer for product that will be produced in our supersized tank facility in Theodore, Alabama) and water treatment as well as continued elevated activity in the food & beverage end markets, including receiving our largest ever order for CO2 ORCAs (mobile units) and continued national accounts’ (such as Chick-Fil-A) store openings and replacement programs. The majority of the project work that was booked in the second quarter 2022 will primarily be revenue recognized in 2023 through 2025.

Also, our customer and potential customer base continues to expand in the specialty applications. For example, as of the end of the second quarter 2022, we are in various different stages of discussions with over 550 different potential hydrogen customers (compared to just over 300 one year ago and just over 30 in April 2020) and over 300 different potential large-scale (SES) carbon capture potential customers, whereas at the end of 2021, we were speaking with just under 200 potential customers.

LNG, LNG, LNG.

We have previously discussed our LNG addressable market in three ways – first, Big LNG, for which year-to-date we have booked $528.9 million of related orders; second, small-scale and utility-scale LNG, which includes floating LNG and regasification opportunities; and third, LNG infrastructure, such as ISO containers, fueling stations, and trailers. Now, we will speak to our LNG addressable market in four ways – these three plus retrofit, refurbishment and replacement opportunities for which we are seeing increasing inquiries and activity. For example, we have jobs completed or underway year-to-date 2022 including removal and install of fans and motors and numerous field service repairs, and the Southeastern utility customer’s small-scale LNG order in the second quarter 2022 for $26 million is a replacement as well as an expansion project. The other opportunities in aftermarket are global and include heavy hydrocarbon removal systems, nitrogen rejection units, vacuum insulated pipe and Boil Off Gas (BOG) reliquefaction, to name a few.

In the second quarter 2022, we booked our third New Fortress Energy FastLNG liquefaction project (“Fast3”) as well as a small-scale LNG retrofit and expansion project with a Southeastern United States utility company. Combined, we booked $73.1 million of small-scale and floating LNG work in the second quarter 2022.

Also in our LNG and other molecule offering are our numerous regasification (“regas”) options for our customers, with our most recently introduced being our modular, movable and quick to deploy regas solution, the Drop and Go Regas (“DAGR 2.0”). This amongst our other regas equipment and technology has increased in demand since the focus on energy access and security has heightened. As an example, in the second quarter 2022 we sold two ISO containers and two skidded vaporizers to AFP (Alternative Fuel Partners), who connects the container with the vaporizer to make a unit that is shown on slide 27 of the supplemental presentation to provide emergency gas supply. Another customer, ITALGAS, has deployed 26 LNG regas units and we are also the 24/7 maintenance provider for these systems. We are currently quoting dozens of these opportunities for customers in Central Europe, in particular in Germany, where alternatives to pipeline gas are being explored.

Organic capacity expansions are on track and supported by backlog.

As our demand continues to be broad-based, we strategically choose to begin organic capacity expansions, and currently have four meaningful expansions underway. Portions of the related capital expenditures (“capex”) are in our full year capex outlook of approximately $55 million to $60 million (year-to-date through June 30, 2022 our capex was $29.8 million) as well as into our 2023 outlook. It is worth noting that these expansions all have backlog seeded to be first volumes when the capacity comes online.

•SriCity, India bulk tank capacity expansion (on existing property): construction work is complete as of the end of June 2022. Inspection, final occupancy certification and additional machinery is anticipated to be complete by the end of the third quarter 2022.
•Tulsa, Oklahoma (USA) brazed aluminum heat exchanger line (at existing facility): all equipment and training is on track, including delivery of the brazing furnace in the third quarter 2022.
•Goch, Germany GOFA industrial gas and hydrogen trailer capacity expansion (on existing property): underway, with operations set to begin in mid to late 2023. We received our first order totaling more than $20 million which will be produced in this expanded facility. The facility will also include a repair and service shop.
•Theodore (Teddy), Alabama (USA) supersized and jumbo tank new capacity (on existing property with opportunity to add adjacent property): Site work and equipment procurement is underway, with our first orders for this expansion received in the second quarter 2022, totaling $16 million for a space exploration customer (total space exploration orders in the second quarter 2022 were a record $30.7 million).

Margin improvement continues as we continue to respond to cost changes with pricing and surcharges, improving productivity; supported by certain macro challenges tempering.

We continued to implement price increases in the second quarter 2022 and held our surcharge the entire quarter as well. In addition to maintaining our short bid validity timing on project quotations, we have implemented five separate base price increases over the past six quarters and had three surcharge increases since implementing in the third quarter 2021. This is in addition to the quarterly or semiannual index-based adjustments in our long-term agreements with specific industrial gas customers.

Given the enormity of the macro challenges over the past 18 months, we monitor any changes needed on a daily basis. There have been some challenges that we have seen improving, albeit none to pre-COVID “normal”, and others that exist at the same challenging levels that we have been navigating for the past year, including an unprecedented inflationary environment.

The Good & The Improving:
•Availability of material is improving, although lead times continue to be much longer than typical. Our material and stock build throughout the second half of 2021 and first quarter of 2022 combined with our multiple sources of global and local supply has helped us with these challenges, as reflected in:
•Our 11 manufacturing locations that had 100% on-time delivery in the second quarter 2022,
•Our SriCity, India facility posted record sales and an increase of 25% in our tank capacity.
•Chart China had first half 2022 record tank production of 333 units, while first half sales of vacuum insulated pipe from this site exceeded the total 2021 sales.
•Historical record sales for Europe.
•Historical record sales for European storage tanks.
•Highest number of shipped and completed bulk tanks (Europe and India) in our history.
•Cost of two of our top three raw materials have tempered. Specifically, as of June 30, 2022, aluminum was down from the past three quarters’ highs and carbon steel (coil) was back to first quarter 2021 pricing.
•While regional logistic costs remained a challenge (and availability in Europe in particular), the second quarter 2022 was our first quarter (perhaps in our history, but at least in the past two years!) where our freight and logistics costs incurred were net neutral with what we were able to pass to our customers (net zero impact to our P&L). We expect this pattern of net neutrality to continue for the foreseeable future. Previously, logistics costs had a net negative margin impact of $1.4 million in the fourth quarter 2021 and net negative of $0.6 million in the first quarter 2022.
•Our team members around the world continue to execute and support the broad-based demand lead-time requirements. This is reflected in our low total Chart voluntary turnover of 6%, compared to 28% from other global industrial companies (based on the Bureau of Labor Statistics 2021 manufacturing voluntary turnover rate; the Bureau of Labor Statistics has indicated that the measure of employee-initiated job separations is likely to remain elevated for the rest of 2022) as well as the dedication of our teams to deliver. Chart China deserves special recognition for exceeding their original forecast for the second quarter 2022 on sales and operating income even while they were under COVID-19 related lockdowns for the majority of the quarter. From a global perspective, we have seen less COVID-19 related absences in the second quarter 2022.
•As of June 30, 2022, our team has achieved our lowest total recordable incident rate (“TRIR”) in our history at 0.57.

The Not Yet Improving:
•We continue to be under Force Majeure on certain United States gas supply since the first quarter 2022 which causes additional cost and inefficiencies, yet it has become part of our normal operating procedure to utilize one of our leasing fleet trucks to transport our own gasses as/if needed.
•Material input costs, while tempering as described above, continue to be much higher than pre-COVID levels.
•Inflationary pricing for non-Bill-of-Material (“BOM”) items such as utilities, expenses and service items remain high.
•Whereas we have seen certain tempering in raw material input costs, specific component buy-outs continue to face significant pricing challenges; we have been addressing these in changes to our pricing index constructs in specific agreements as well as in our surcharges.

More certifications drive further differentiation.

As we have previously indicated, our competitive advantage stems from a variety of portfolio attributes, whether our core cryogenic engineering and manufacturing expertise, our global manufacturing footprint, or our broad-based certifications around the world for handling high pressure, low temperature molecules. In many cases, these certifications are difficult to achieve, rare in some cases, and generally all take process and time. Therefore, the more we have, in particular in earlier stage end markets, the more competitive advantage we have. We received our American Society of Mechanical Engineers (ASME) XII certificate at our Theodore, Alabama facility in the second quarter 2022; there are only 30 companies globally (34 sites) that have this certificate, including us. Also, our Chart China factory is now certified for our duracyl product with a GB and DOT certification, and we are seeing international traction for our Earthly Labs small-scale carbon capture offering with our latest certification being the Canadian Registration in Alberta, Canada. Earlier in July 2022, our Chart China trailer facility passed the ASME XII qualification.

Continuing to build capabilities and expand addressable markets via acquisitions and new partnerships; all with immediate synergies.

In May 2022, we completed the acquisition of Fronti Fabrications, Inc. (“Fronti”) for $20 million (subject to customary adjustments). Fronti is a specialist in engineering, machining and welding for the cryogenic and gas industries, and also supplies new build pressure vessels, cold boxes and performs repairs with certification to American Society of Mechanical Engineers (ASME) code. With over 20 years of experience in liquefaction, heat exchangers and cold boxes, Fronti adds a known team to expand Chart’s cold box manufacturing capacity and capability, including work currently underway on Chart hydrogen and helium liquefiers. Given our continued demand for Big LNG, small-scale LNG and hydrogen/helium liquefaction, having more than one United States cold box fabrication facility (in addition to our New Iberia, Louisiana location) adds agility and capacity to further improve our delivery lead-times and to prepare for the anticipated increase in demand in the coming years.

Also, within the second quarter 2022, we completed the acquisition of CSC Cryogenic Service Center AB, a Swedish company (“CSC”) for approximately $4 million. CSC brings a strong service footprint in the Nordic Region with many overlapping customers to Chart, allowing us to broaden our service and repair presence geographically. Our strong original equipment installed base and continued forecasted growth in the Nordic region will benefit from this localized support. Not only does this expand our geographic footprint, it broadens our repair and service capabilities for mobile equipment, in particular trailers, as well as ISO containers, stationary and transportable tanks, pumps, flowmeters and LNG fueling stations. An immediate synergy success with CSC was our June 2022 signing of a full care service and maintenance services agreement with one of our original equipment Nordic region customers for their LNG vehicle fueling station network.

In addition to this service & repair agreement, we signed seven other MOUs or long-term agreements (“LTA”) in the second quarter 2022, including another agreement for LNG, three for carbon capture (“CCUS”), two for hydrogen and one for air-cooled heat exchanger master supply.

Free cash flow positive and ahead of our prior expectations.

In the second quarter 2022, our net cash provided by operating activities was $35 million, and when adjusted for unusual items, was $54 million. Second quarter 2022 free cash flow (net of capital expenditures of $17 million) was $18 million (adjusted FCF of $37 million). We continue to expect our full year 2022 adjusted free cash flow will be in the range of $175 million to $225 million.

“We continue to see broad-based demand across our end markets, with expectations for additional LNG projects and retrofits as well as a global focus on the energy transition,” stated Jill Evanko, Chart’s President and CEO. “Our team continues to execute on delivering our record backlog while keeping all acquisition integrations, capacity and productivity projects on schedule. Stronger than anticipated free cash flow in the second quarter 2022 coupled with our sequential quarterly margin improvement, record order book and cost controls set up not only a strong second half of 2022 but an even stronger 2023 and 2024.”

2022 Guidance; Increased confidence in 2023 to 2025 outlooks.

Our current 2022 full year sales guidance is narrowed within the prior guidance range. Full year 2022 sales guidance is in the range of $1.725 billion and $1.80 billion, compared to the prior sales guidance range of $1.725 billion to $1.85 billion. Current associated adjusted non-diluted EPS guidance is in the range of $5.20 to $5.60, compared to prior adjusted non-diluted EPS guidance range of $5.35 to $6.50. Our prior higher-end guidance range is not likely at this point in the year given timing of revenue recognition on larger project work, less than anticipated HLNG vehicle tank demand recovery early in 2022 (which is timing versus lost business), and current macroeconomic market factors, including the inflationary environment and foreign exchange volatility. We have included in our current guidance the following considerations:
1.There were specific sales recognized in the second quarter 2022 that were pulled in from our previously forecasted third quarter 2022, taking advantage of the ability to ship older backlog sooner in the year. These were not additional sales above our guided sales.
2.The majority of the orders booked in the second quarter 2022, in particular given the widespread project work, will primarily be revenue recognized in 2023 through 2025, and have minimal to no impact on 2022 sales or EPS.
3.We do not include any second half 2022 additional Big LNG revenue from new orders in this outlook since the timing for revenue recognition is likely after 2022.
4.We do not include any meaningful second half 2022 recovery in our HLNG over the road vehicle tank demand in this guidance, which year-to-date 2022 has been significantly lower than originally anticipated heading into the year (this is viewed and articulated by our customers as temporary yet has been at very low order levels for longer than originally forecasted and is short-cycle book and ship product). Year-to-date through the second quarter 2022 HLNG vehicle tank orders were $10.7 million as compared to the same period in 2021 of $71.6 million.
5.We do not include any second half 2022 upside or “surprise” book and ship orders (product that books and ships in one to three months) for standard product (this does frequently occur yet is difficult to predict)..
6.An increase to our current shares outstanding in our outlook are 35.86 million (prior guidance was 35.83 million).
7.Full year estimated tax rate of 20% (prior guidance was 19%).

Our capital expenditures are expected to be in the range of $55 million to $60 million for the full year 2022 (compared to prior outlook of $50 million to $55 million), while our adjusted FCF is anticipated to be in the range of $175 million to $225 million (unchanged from prior guidance).

And to conclude, given that we have over $1.1 billion of backlog for 2023 and beyond, our confidence in our next three-year forecast is high.

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions, divestitures, and investments, cost synergies and efficiency savings, objectives, future orders, revenues, margins, segment sales mix, earnings or performance, liquidity and cash flow, inventory levels, capital expenditures, supply chain challenges, inflationary pressures including material cost and pricing increases, business trends, clean energy market opportunities including addressable markets and projected industry-wide investments, and governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this press release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to successfully integrate recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; slower than anticipated growth and market acceptance of new clean energy product offerings; inability to achieve expected pricing increases or continued supply chain challenges including volatility in raw materials and supply; risks relating to the outbreak and continued uncertainty associated with the coronavirus (COVID-19) and the conflict between Russia and Ukraine and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

USE OF NON-GAAP FINANCIAL INFORMATION
This press release contains non-GAAP financial information, including adjusted gross profit as a percent of sales, adjusted earnings per non-diluted share, net income attributable to Chart Industries, Inc. adjusted, free cash flow and adjusted free cash flow and adjusted operating income, EBITDA and adjusted EBITDA. For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see the reconciliation pages at the end of this news release and the slides titled "Second Quarter 2022 Earnings Per Share," “Segment Sales and Operating Margin Information,” “Segment Sales and

Gross Margin Information,” “Second Quarter 2022 Free Cash Flow”, “Segment Information”, and “Second Quarter 2022 Adjusted EBITDA” included in the supplemental slides accompanying this release.

The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. With respect to the Company’s 2022 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per non-diluted share or adjusted free cash flow because certain items may have not yet occurred or are out of the Company’s control and/or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its second quarter 2022 financial results on a conference call on Friday, July 29, 2022 at 8:30 a.m. ET. A live webcast and replay will be available on the Company's investor relations website, ir.chartindustries.com. Participants wishing to join the live Q&A session may request a conference call dial-in number by registering in advance using the following registration link.

About Chart Industries, Inc.
Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple applications in the Energy and Industrial Gas markets. Our unique product portfolio is used in every phase of the liquid gas supply chain, including upfront engineering, service and repair. Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 Capture amongst other applications. We are committed to excellence in environmental, social and corporate governance (ESG) issues both for our company as well as our customers. With over 25 global manufacturing locations from the United States to China, Australia, India, Europe and South America, we maintain accountability and transparency to our team members, suppliers, customers and communities. To learn more, visit www.Chartindustries.com.

For more information, click here:
http://ir.chartindustries.com/

Investor Relations Contact:
Wade Suki, CFA
Director of Investor Relations
832-524-7489
wade.suki@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2022	June 30, 2021	March 31, 2022	June 30, 2022	June 30, 2021
Sales	$404.8	$322.0	$354.1	$758.9	$610.5
Cost of sales	310.0	238.8	270.4	580.4	443.4
Gross profit	94.8	83.2	83.7	178.5	167.1
Selling, general, and administrative expenses	53.5	48.1	53.5	107.0	94.4
Amortization expense	11.7	9.6	10.1	21.8	18.4
Operating expenses	65.2	57.7	63.6	128.8	112.8
Operating income (1) (2) (3) (4)	29.6	25.5	20.1	49.7	54.3
Interest expense, net	4.4	2.2	3.2	7.6	4.2
Unrealized loss on investments in equity securities	9.6	12.5	2.6	12.2	9.2
Financing costs amortization	0.7	1.1	0.7	1.4	2.3
Realized gain on equity method investment	(0.3)	—	—	(0.3)	—
Foreign currency (gain) loss	(1.7)	0.9	1.6	(0.1)	0.9
Other (income) expense	(0.2)	0.8	(0.7)	(0.9)	0.6
Income before income taxes and equity in (loss) earnings of unconsolidated affiliates, net	17.1	8.0	12.7	29.8	37.1
Income tax expense	3.5	1.3	2.1	5.6	4.4
Income before equity in (loss) earnings of unconsolidated affiliates, net	13.6	6.7	10.6	24.2	32.7
Equity in (loss) earnings of unconsolidated affiliates, net	(0.2)	0.1	(0.3)	(0.5)	0.2
Net income (5)	13.4	6.8	10.3	23.7	32.9
Less: Income attributable to noncontrolling interests, net of taxes	0.4	0.3	0.1	0.5	0.8
Net income attributable to Chart Industries, Inc.	$13.0	$6.5	$10.2	$23.2	$32.1

Net income attributable to Chart Industries, Inc. per common share:
Basic	$0.36	$0.18	$0.28	$0.65	$0.90
Diluted	$0.31	$0.16	$0.25	$0.56	$0.79
Weighted-average number of common shares outstanding:
Basic	35.86	35.61	35.83	35.85	35.58
Diluted (6) (7)	41.56	40.81	40.79	41.18	40.72
_______________
(1)Includes depreciation expense of:
•$10.0, $10.2 and $10.4 for the three months ended June 30, 2022, June 30, 2021 and March 31, 2022, respectively, and
•$20.4 and $20.9 for the six months ended June 30, 2022 and June 30, 2021, respectively.
(2)Includes restructuring costs of:
•$0.2, $0.3, and $0.1 for the three months ended June 30, 2022, June 30, 2021 and March 31, 2022, respectively, and
•$0.3 and $1.0 for the six months ended June 30, 2022 and June 30, 2021, respectively.
(3)Includes acquisition-related contingent consideration (credits)/charges of:

•$(0.2), $1.2, and $(0.8) in our Specialty Products segment for the three months ended June 30, 2022, June 30, 2021 and March 31, 2022, respectively, and
•$(1.0) and $2.0 in our Specialty Products segment for the six months ended June 30, 2022 and June 30, 2021, respectively.
(4)Includes deal-related and integration costs of:
•$5.1 and $4.2 for the three months ended June 30, 2022 and March 31, 2022, respectively, and
•$9.3 for the six months ended June 30, 2022.
(5)Includes $1.3 in income taxes and interest expense related to previous divestitures for the three and six months ended June 30, 2021.
(6)Includes an additional 5.44 and 5.08 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three and six months ended June 30, 2022, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 2.89 and 2.73 for the three and six months ended June 30, 2022, respectively.
(7)Includes an additional 4.72 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended March 31, 2022. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 2.56 for the three months ended March 31, 2022.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Six Months Ended
	June 30, 2022	June 30, 2021	March 31, 2022	June 30, 2022	June 30, 2021
Net Cash Provided By (Used In) Operating Activities	$34.7	$(36.6)	$(22.2)	$12.5	$(28.3)
Investing Activities
Acquisition of businesses, net of cash acquired	(24.5)	—	(0.8)	(25.3)	(55.0)
Investments	—	(12.9)	(3.9)	(3.9)	(52.9)
Capital expenditures	(17.2)	(15.2)	(12.6)	(29.8)	(26.7)
Cash received from settlement of cross-currency swap agreement	3.6	—	—	3.6	—
Government grants and other	(0.1)	0.1	(0.2)	(0.3)	0.3
Net Cash Used In Investing Activities	(38.2)	(28.0)	(17.5)	(55.7)	(134.3)
Financing Activities
Borrowings on revolving credit facility	179.3	236.4	254.0	433.3	424.1
Repayments on revolving credit facility	(125.3)	(90.0)	(235.9)	(361.2)	(192.5)
Proceeds from exercise of stock options	0.4	1.0	1.0	1.4	6.6
Common stock repurchases from share-based compensation plans	(0.1)	(0.2)	(3.2)	(3.3)	(3.2)
Net Cash Provided By Financing Activities	54.3	147.2	15.9	70.2	235.0
Effect of exchange rate changes on cash	(1.0)	0.3	1.3	0.3	0.3
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	49.8	82.9	(22.5)	27.3	72.7
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (1)	99.9	115.9	122.4	122.4	126.1
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (1)	$149.7	$198.8	$99.9	$149.7	$198.8
(1)Includes restricted cash and restricted cash equivalents of $0.2 as of both March 31, 2022 and December 31, 2021 and $1.0 as of June 30, 2021.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	June 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$149.7	$122.2
Accounts receivable, net	279.2	236.3
Inventories, net	363.0	321.5
Other current assets	220.5	173.5
Property, plant, and equipment, net	407.2	416.0
Goodwill	984.9	994.6
Identifiable intangible assets, net	549.4	556.1
Equity method investments	97.0	99.6
Investments in equity securities	66.2	77.8
Other assets	50.5	46.2
TOTAL ASSETS	$3,167.6	$3,043.8

LIABILITIES AND EQUITY
Current liabilities	$775.2	$693.9
Long-term debt	666.4	600.8
Other long-term liabilities	112.0	123.9
Equity	1,614.0	1,625.2
TOTAL LIABILITIES AND EQUITY	$3,167.6	$3,043.8

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Six Months Ended
	June 30, 2022	June 30, 2021	March 31, 2022	June 30, 2022	June 30, 2021
Sales
Cryo Tank Solutions	$132.9	$97.8	$118.1	$251.0	$201.7
Heat Transfer Systems	102.9	65.2	79.3	182.2	134.4
Specialty Products	115.3	106.8	107.5	222.8	184.1
Repair, Service & Leasing	55.4	54.6	49.3	104.7	96.0
Intersegment eliminations	(1.7)	(2.4)	(0.1)	(1.8)	(5.7)
Consolidated	$404.8	$322.0	$354.1	$758.9	$610.5
Gross Profit
Cryo Tank Solutions	$21.6	$23.2	$25.4	$47.0	$48.4
Heat Transfer Systems	14.8	11.2	10.1	24.9	27.0
Specialty Products	39.4	36.7	32.6	72.0	64.9
Repair, Service & Leasing	19.0	12.1	15.6	34.6	26.8
Consolidated	$94.8	$83.2	$83.7	$178.5	$167.1
Gross Profit Margin
Cryo Tank Solutions	16.3%	23.7%	21.5%	18.7%	24.0%
Heat Transfer Systems	14.4%	17.2%	12.7%	13.7%	20.1%
Specialty Products	34.2%	34.4%	30.3%	32.3%	35.3%
Repair, Service & Leasing	34.3%	22.2%	31.6%	33.0%	27.9%
Consolidated	23.4%	25.8%	23.6%	23.5%	27.4%
Operating Income (Loss)
Cryo Tank Solutions	$9.9	$13.4	$14.1	$24.0	$29.0
Heat Transfer Systems	5.7	(0.5)	(0.2)	5.5	3.3
Specialty Products	20.8	23.4	16.2	37.0	41.3
Repair, Service & Leasing	12.0	5.6	8.3	20.3	13.9
Corporate	(18.8)	(16.4)	(18.3)	(37.1)	(33.2)
Consolidated (1) (2) (3) (4)	$29.6	$25.5	$20.1	$49.7	$54.3
Operating Margin (Loss)
Cryo Tank Solutions	7.4%	13.7%	11.9%	9.6%	14.4%
Heat Transfer Systems	5.5%	(0.8)%	(0.3)%	3.0%	2.5%
Specialty Products	18.0%	21.9%	15.1%	16.6%	22.4%
Repair, Service & Leasing	21.7%	10.3%	16.8%	19.4%	14.5%
Consolidated	7.3%	7.9%	5.7%	6.5%	8.9%
_______________
(1)Restructuring costs for the three months ended:
•June 30, 2022 were $0.2 ($0.1 - Cryo Tank Solutions, $0.1 - Specialty Products).
•June 30, 2021 were $0.3 in our Heat Transfer Systems segment.
•March 31, 2022 were $0.1 in our Heat Transfer Systems segment.
(2)Restructuring costs for the six months ended:
•June 30, 2022 were $0.3 ($0.1 - Cryo Tank Solutions, $0.1 - Heat Transfer Systems, $0.1 - Specialty Products).
•June 30, 2021 were $1.0 ($0.3 - Cryo Tank Solutions and $0.7 - Heat Transfer Systems).
(3)Includes acquisition-related contingent consideration (credits)/charges of:
•$(0.2), $1.2, and $(0.8) in our Specialty Products segment for the three months ended June 30, 2022, June 30, 2021 and March 31, 2022, respectively, and

•$(1.0) and $2.0 in our Specialty Products segment for the six months ended June 30, 2022 and June 30, 2021, respectively.
(4)Includes deal-related and integration costs of:
•$5.1 and $4.2 for the three months ended June 30, 2022 and March 31, 2022, respectively, and
•$9.3 for the six months ended June 30, 2022.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	June 30, 2022	June 30, 2021	March 31, 2022
Orders
Cryo Tank Solutions	$106.1	$175.3	$142.4
Heat Transfer Systems (1)	470.1	48.4	354.1
Specialty Products	265.7	190.6	100.5
Repair, Service & Leasing	47.4	41.4	43.4
Intersegment eliminations	(1.5)	(7.8)	(3.6)
Consolidated	$887.8	$447.9	$636.8

	As of
	June 30, 2022	June 30, 2021	March 31, 2022
Backlog
Cryo Tank Solutions	$331.9	$327.1	$365.8
Heat Transfer Systems	1,003.8	345.1	639.5
Specialty Products	570.4	374.0	418.8
Repair, Service & Leasing	48.5	44.3	53.6
Intersegment eliminations	(1.3)	(6.6)	(0.7)
Consolidated	$1,953.3	$1,083.9	$1,477.0
_______________
(1)Heat Transfer Systems orders for the three months ended June 30, 2022 include big LNG orders of approximately $300.0 million.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF BASIC EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO NORMALIZED NON-DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES INC. AND ADJUSTED NON-DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. (UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2022	June 30, 2021
Basic earnings per common share attributable to Chart Industries, Inc. (U.S. GAAP)	$0.36	$0.28	$0.65	$0.90
Investment equities mark-to-market, net (1)	0.27	0.14	0.41	0.26
Tax effects	(0.05)	(0.03)	(0.08)	(0.05)
Normalized non-diluted earnings per common share attributable to Chart Industries, Inc. (non-GAAP)	$0.58	$0.39	$0.98	$1.11
Restructuring related costs (2)	0.13	0.15	0.28	0.23
Deal-related and integration costs (3)	0.14	0.12	0.26	0.22
Start-up costs (organic) (4)	0.09	0.05	0.14	0.10
Tax effects	(0.06)	(0.06)	(0.12)	(0.10)
Adjusted non-diluted earnings per common share attributable to Chart Industries, Inc. (non-GAAP)	$0.88	$0.65	$1.54	$1.56
_______________
(1)Investment equities mark-to-market, net includes:
•Unrealized loss on the mark-to-market adjustments of our investments in equity securities related to McPhy (Euronext Paris: MCPHY – ISIN; FR0011742329) and Stabilis Energy, Inc. (NasdaqCM: SLNG) of $9.6 and $2.6 for the three months ended June 30, 2022 and March 31, 2022, respectively, and an unrealized loss of $12.2 and $9.2 for the six months ended June 30, 2022 and June 30, 2021, respectively.
•Foreign currency loss of $1.6 for the three months ended March 31, 2022.
•Equity in loss of unconsolidated affiliates, net of $0.2 and $0.3 for the three months ended June 30, 2022 and March 31, 2022, respectively.
(2)Restructuring related costs of $4.5 and $5.3 for the three months ended June 30, 2022 and March 31, 2022, respectively, and $9.8 for the six months ended June 30, 2022 were comprised of relocation and facility start-up costs and departmental restructuring, including headcount reductions.
(3)Deal-related and integration costs:
•During the three months ended June 30, 2022 of $5.1, were comprised of pre-closing, due diligence and integration costs related to our acquisitions of L.A. Turbine, AdEdge Holdings, LLC, Earthly Labs Inc., AdEdge India, CSC Cryogenic Service Center AB and Fronti Fabrications.
•During the three months ended March 31, 2022 of $4.2, were comprised of pre-closing, due diligence and integration costs related to our acquisitions of Cryogenic Gas Technologies, Inc., L.A. Turbine, AdEdge Holdings, LLC, and Earthly Labs Inc. as well as integration costs from our investments in Transform Materials LLC and HTEC Hydrogen Technology & Energy Corporation.
(4)Start-up costs (organic) during the during the three months ended June 30, 2022 and March 31, 2022 of $3.4 and $1.8, respectively, were comprised of Richburg, South Carolina repair facility start-up costs, Tulsa, Oklahoma product line start-up costs and incremental costs related to our flex manufacturing facility in Tulsa, Oklahoma.
_______________
Normalized non-diluted earnings per common share attributable to Chart Industries, Inc. and adjusted non-diluted earnings per common share attributable to Chart Industries, Inc. are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that normalized non-diluted earnings per common share attributable to Chart Industries, Inc. and adjusted non-diluted earnings per common share attributable to Chart Industries, Inc. facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO NET INCOME, ADJUSTED (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net income attributable to Chart Industries, Inc., (U.S. GAAP)	$13.0	$6.5	$23.2	$32.1
Income attributable to noncontrolling interests, net of taxes	0.4	0.3	0.5	0.8
Net income (U.S. GAAP)	13.4	6.8	23.7	32.9
Employee share-based compensation expense	2.3	2.4	5.6	5.8
Financing costs amortization	0.7	1.1	1.4	2.3
Unrealized foreign currency transaction (gain) loss	(3.2)	1.7	(4.3)	(2.9)
Unrealized loss on investments in equity securities	9.6	12.5	12.2	9.2
Equity in loss (earnings) of unconsolidated affiliates, net	0.3	(0.1)	0.6	(0.2)
Realized gain on investment of equity method securities	(0.3)	—	(0.3)	—
Other non-cash operating activities	(0.9)	(0.1)	1.1	1.9
Net income, adjusted (non-GAAP)	$21.9	$24.3	$40.0	$49.0
_______________
Net income, adjusted is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income in accordance with U.S. GAAP. Management believes that net income, adjusted, facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.
RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW AND ADJUSTED FREE CASH FLOW (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net cash provided by (used in) operating activities (U.S. GAAP)	$34.7	$(36.6)	$12.5	$(28.3)
Capital expenditures	(17.2)	(15.2)	(29.8)	(26.7)
Free cash flow (non-GAAP)	17.5	(51.8)	(17.3)	(55.0)
Non-recurring costs	18.0	—	29.0	19.0
Divestiture related tax payments		21.0		25.0
Add back inventory for strategic build			19.0
Adjusted free cash flow (non-GAAP)	$35.5	$(30.8)	$30.7	$(11.0)
_______________
Free cash flow and adjusted free cash flow are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by (used in) operating activities in accordance with U.S. GAAP. Management believes that free cash flow and adjusted free cash flow facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED)
(Dollars in millions)

	Three Months Ended June 30, 2022
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$132.9	$102.9	$115.3	$55.4	$(1.7)	$—	$404.8
Gross profit as reported (U.S. GAAP)	21.6	14.8	39.4	19.0	—	—	94.8
Restructuring related, deal-related, integration and other one time costs	3.4	1.6	1.9	0.7	—	—	7.6
Adjusted gross profit (non-GAAP)	$25.0	$16.4	$41.3	$19.7	$—	$—	$102.4
Adjusted gross profit margin (non-GAAP)	18.8%	15.9%	35.8%	35.6%	—%	—%	25.3%

Operating income (loss) as reported (U.S. GAAP)	$9.9	$5.7	$20.8	$12.0	$—	$(18.8)	29.6
Restructuring related, deal-related, integration and other one time costs	3.4	1.9	2.8	0.7	—	1.6	10.4
Adjusted operating income (loss) (non-GAAP)	$13.3	$7.6	$23.6	$12.7	$—	$(17.2)	$40.0
Adjusted operating margin (non-GAAP)	10.0%	7.4%	20.5%	22.9%	—%	—%	9.9%

	Three Months Ended June 30, 2021
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$97.8	$65.2	$106.8	$54.6	$(2.4)	$—	$322.0
Gross profit as reported (U.S. GAAP)	23.2	11.2	36.7	12.1	—	—	83.2
Restructuring, transaction-related and other one-time costs	2.1	5.7	1.7	0.8	—	—	10.3
Adjusted gross profit (non-GAAP)	$25.3	$16.9	$38.4	$12.9	$—	$—	$93.5
Adjusted gross profit margin (non-GAAP)	25.9%	25.9%	36.0%	23.6%	—%	—%	29.0%

Operating income (loss) as reported (U.S. GAAP)	$13.4	$(0.5)	$23.4	$5.6	$—	$(16.4)	25.5
Restructuring, transaction-related and other one-time costs	2.2	5.7	3.1	0.8	—	1.5	13.3
Adjusted operating income (loss) (non-GAAP)	$15.6	$5.2	$26.5	$6.4	$—	$(14.9)	$38.8
Adjusted operating margin (non-GAAP)	16.0%	8.0%	24.8%	11.7%	—%	—%	12.0%

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended March 31, 2022
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$118.1	$79.3	$107.5	$49.3	$(0.1)	$—	$354.1
Gross profit as reported (U.S. GAAP)	25.4	10.1	32.6	$15.6	—	—	83.7
Restructuring related, deal-related, integration and other one time costs	3.3	2.5	1.4	1.5	—	—	8.7
Adjusted gross profit (non-GAAP)	$28.7	$12.6	$34.0	$17.1	$—	$—	$92.4
Adjusted gross profit margin (non-GAAP)	24.3%	15.9%	31.6%	34.7%	—%	—%	26.1%

Operating income (loss) as reported (U.S. GAAP)	$14.1	$(0.2)	$16.2	$8.3	$—	$(18.3)	20.1
Restructuring related, deal-related, integration and other one time costs	3.4	2.5	1.9	1.5	—	1.2	10.5
Adjusted operating income (loss) (non-GAAP)	$17.5	$2.3	$18.1	$9.8	$—	$(17.1)	$30.6
Adjusted operating margin (non-GAAP)	14.8%	2.9%	16.8%	19.9%	—%	—%	8.6%
_______________
Adjusted gross profit and adjusted operating income (loss) are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to gross profit and operating income (loss) in accordance with U.S. GAAP. Management believes that adjusted gross profit and adjusted operating income (loss) facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.